Exhibit (d)(4)

NEW FRONTIER MEDIA, INC.

6000 SPINE ROAD, SUITE 100

BOULDER CO, 80301

        May 9, 2012

PERSONAL AND CONFIDENTIAL

Michael Klein

President

Flynt Management Group, LLC

8484 Wilshire Blvd., Ste. 900

Beverly Hills, CA 90211

Re:  CONFIDENTIALITY AGREEMENT

Dear Michael:

In connection with your consideration of a possible transaction (“Transaction”) involving New Frontier Media, Inc., a Colorado corporation (the “Company”), you have requested or may receive, at the direction of the Special Committee of the Board of Directors of the Company (the “Special Committee”) which is overseeing consideration of a Transaction on behalf of the Company’s Board of Directors, certain information regarding the Transaction or the Company, which is non-public, confidential and/or proprietary in nature, the unauthorized disclosure or use of which has the potential to cause the Company substantial harm or breach of applicable law, including the U.S. securities laws.  Avondale Partners, LLC (“Avondale”) is the financial advisor to the Special Committee.

Accordingly, and as a condition to the disclosure of the Evaluation Material (as hereinafter defined), you agree to treat any information concerning the Transaction or the Company, whether or not prepared by the Company or its Representatives and whether furnished in writing or orally to you or your Representatives (as hereinafter defined) before or after the date of this letter, together with any and all analyses, compilations, studies or other documents which contain or otherwise reflect or are generated from such information and your review of, or interest in the Company (collectively, “Evaluation Material”), in accordance with this agreement. The term “Evaluation Material” does not include information which (a) was already in your possession or in the possession of your Representatives prior to the time of disclosure to you by the Company or its Representatives, provided that such information was not furnished to you or your Representatives by a source bound by a legal, contractual or fiduciary obligation of confidentiality to the Company with respect to such information, or otherwise prohibited from disclosing the information to you, (b) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in breach of the terms hereof, (c) becomes available to you on a non-confidential basis from a source other than the Company or its Representatives, provided that such source is not known by you or your Representatives, after reasonable investigation, to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Company with respect to such information, or otherwise prohibited from disclosing the information to you, or (d) which was or is independently developed by you without violating your obligations hereunder.  As used in this agreement, the term "Representatives" means, as to any person, such person's affiliates and its and their directors, officers, employees, partners, subsidiaries, affiliates, agents, contractors, subcontractors, advisors (including, without limitation, attorneys, accountants, consultants, bankers, appraisers and financial advisors), controlling persons, potential debt or equity financing sources or other representatives, whether compensated or uncompensated. The term "person" as used in this letter agreement shall be broadly interpreted to include any corporation, limited liability entity, partnership, group, individual or other entity (including the media).

Michael Klein

LFP, Inc.

You also agree that the Evaluation Material will be used solely for the purpose of evaluating the Company and a Transaction between the Company and you, will not be used by you or any of your affiliates or other Representatives, directly or indirectly, for any other purpose whatsoever, and will be kept strictly confidential by you and your Representatives, and shall not be disclosed by you or your Representatives in any manner whatsoever, in whole or in part, except to the extent that disclosure (a) has been consented to in writing by the Company, or (b) is made to your Representatives who need to know such information solely to facilitate its evaluation of the Company or its evaluation, negotiation and/or consummation of  a Transaction (it being understood that such Representatives shall be informed by you of the confidential nature of the Evaluation Material and shall be directed by you to treat the Evaluation Material in a manner that is in strict compliance with the terms of this agreement). You agree, at your sole expense, to take all appropriate measures and actions necessary to prevent your Representatives (and former employees) from unauthorized disclosure or use of the Evaluation Material in breach of the terms hereof (including, but not limited to, seeking a restraining order from a court of competent jurisdiction to prevent such unauthorized disclosure). You shall be responsible for any breach of this agreement by any of your Representatives (including any employees who, subsequent to the first date of disclosure of the Evaluation Material hereunder, become former employees) as if such Representative had been substituted for “you” as a party and signatory to this letter.

In the event that you or any of your Representatives are requested or required by law, regulatory authority or other applicable judicial or governmental order (whether by oral questions, interrogatories, requests for information or documents, subpoena, Civil Investigative Demand or similar process) to disclose any Evaluation Material, you will immediately provide the Company with notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof, you and/or such Representative may disclose only that portion of the Evaluation Material which you and/or such Representative are advised by outside counsel is legally required to be disclosed and you will give the Company written notice of the Evaluation Materials to be disclosed.

In addition, without the prior written consent of the Company, or except as required by applicable law, rule, regulation or legal process or in order to avoid a violation of any applicable stock exchange regulation, you will not, and will direct your Representatives not to, disclose to any person (a) that the Evaluation Material has been made available to you or your Representatives, (b) that any discussions or negotiations are or may be taking place concerning a possible Transaction involving the parties, or (c) any terms, conditions or other facts with respect to the possible Transaction (including the status thereof).

You undertake and guarantee that you and your Representatives will not use the Evaluation Material in any way which could be harmful, directly or indirectly, to the Company, its Representatives, stockholders, assets or activities, or procure a commercial advantage to the detriment of the Company.

You undertake and guarantee that, in considering the Transaction and reviewing the Evaluation Material, you are acting solely on your own behalf and not as part of a group with any unaffiliated parties and/or as brokers. You will not, directly or indirectly, enter into any agreement, arrangement or understanding, or any discussions that may lead to such agreement, arrangement or understanding, with any person, including without limitation a joint bidder or an equity investor, regarding a possible transaction involving the Company without the prior express written permission of the Company, provided that you may enter into agreements with your advisors regarding their services in connection with your evaluation of the Transaction.

Michael Klein

LFP, Inc.

You acknowledge that the Company would suffer great damage in the event of a breach of the terms and conditions set forth herein and hereby undertake to indemnify and hold the Company and any of its Representatives harmless from and against any damage, liability, loss, claim and expense (including reasonable attorneys’ fees) whatsoever resulting from the failure to comply with any of the obligations binding upon you and your Representatives under this agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any threatened or actual breach of this agreement, and that the Company is entitled to seek specific performance and injunctive or other equitable relief without the necessity of proving actual damages or of posting of any bond.  Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement, but shall be in addition to all other remedies available at law or equity to the Company.

Neither the Company nor any of its Representatives shall be deemed to have made any representations or warranties, either implied or express, as to the accuracy or completeness of the Evaluation Material and neither the Company nor any of its Representatives shall have any liability to you or your Representatives relating to or resulting from the supply and use of the Evaluation Material.  Only those representations or warranties which are made by the Company in a final definitive agreement regarding a Transaction, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

No license or conveyance of any rights under any discoveries, inventions, patents, trade secrets, proprietary information, copyrights, trade names or trademarks, or applications thereof, or any other form of intellectual property is granted or implied with respect to any Evaluation Material disclosed pursuant to the terms of this agreement.

At any time that you decide not to proceed with a Transaction, you will promptly inform the Company of such decision. In such event or within ten days after being so requested by the Company or its Representative for any reason, you will return or, at your election, destroy all Evaluation Material furnished to you or your Representatives or otherwise in your or your Representatives' possession, including, but not limited to, any reproductions, summaries, extracts or compilations thereof or based thereon, and no copies shall be retained; provided, however, that (i) to the extent required under your or your Representatives’ existing corporate document retention policies, you and your Representatives to whom Evaluation Material was provided hereunder may retain one copy of the Evaluation Material in their possession solely for legal or regulatory compliance purposes and (ii) neither you nor your Representatives shall have any obligation to destroy copies of Evaluation Material held solely in digital form in an automated data back-up or similar system that is not readily accessible to you or your Representatives’ personnel (as applicable). Any destruction of materials shall be confirmed by you in writing upon the Company’s written request. Any Evaluation Material that cannot be, or otherwise is not, returned or destroyed (such as oral Evaluation Material) shall remain confidential, subject to the limitations and other provisions of this agreement.

This agreement binds the parties only with respect to the matters expressly set forth herein. As such, unless and until a subsequent definitive written agreement regarding a Transaction between the Company and you has been executed, (a) neither the Company nor you will be under any legal obligation of any kind whatsoever to whatsoever with respect to such a Transaction by virtue of (i) this agreement or (ii) any written or oral expression with respect to such a Transaction by any of the Company's directors, officers, employees, agents, advisors or controlling persons except, in the case of this agreement, for the matters specifically agreed to herein, and (b) you shall have no claim whatsoever against the Company or any of its Representatives arising out of or relating to any Transaction or Evaluation Material.  In connection with your consideration of a Transaction, you acknowledge that the Board of Directors of the Company has not made any determination to

Michael Klein

LFP, Inc.

enter into any transaction or agreement with you or any other party solely by virtue of the Company’s execution of this agreement.

You further acknowledge and agree that the Special Committee reserves the right, in its sole discretion, (a) to conduct any process for any transaction involving the Company or its subsidiaries in such manner as the Special Committee may determine in its sole discretion (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement with any third party without notice to you or any other person), (b) to change the procedures relating to any process or our consideration of any transaction involving the Company or its subsidiaries at any time without notice to you or any other person, (c) to reject any and all proposals made by you or any of your Representatives with regard to a Transaction, and (d) to terminate discussions and negotiations with you at any time and request the return or destruction of all Evaluation Material in accordance with this agreement. Neither you nor any of your Representatives shall have any claims whatsoever against the Special Committee, the Company’s board of directors or the Company or any of their respective Representatives arising out of or relating to such actions and neither you nor any of your Representatives shall challenge any actions on the ground that any such actions were wrongful, discriminatory, unfair or otherwise violated any duty owed to you or any of your Representatives.

You acknowledge and agree that you and your Representatives will direct all inquiries and other communications regarding a Transaction or the Company, including all requests for information concerning the Company, to Avondale or employees or Representatives of the Company specified in writing by Avondale or the Special Committee. Accordingly, you agree that you and your Representatives will not directly or indirectly contact or communicate with any executive or other employee of the Company concerning a Transaction, or to seek any information in connection therewith from such person, without the prior express written consent of Avondale or the Special Committee.

Until the earlier of (i) the consummation of a Transaction or (ii) two years from the date of this agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or any employee of the Company regarding the business, operations, prospects or finances of the Company.  Furthermore, you agree not to, directly or indirectly, solicit for employment any Company employees to whom you may be introduced or with whom you otherwise had contact as a result of your consideration of a Transaction for a period of two years after the date of this agreement, provided that you shall not be restricted in any general solicitation for employees (including through the use of recruitment agencies) not specifically directed at any such persons, and provided further that you shall not be restricted in hiring any such person who responds to any such general solicitation and any person who directly contacts you on his or her own initiative.

You agree that until the earlier of (i) the date that a transaction that is substantially similar to the Transaction is publicly announced with any person other than you, or (ii) two years from the date of this agreement, without the prior written approval of the Board of Directors of the Company, neither you nor any of your affiliates or Associates (within the meaning of Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), nor any other person acting on your behalf or in concert with you, shall in any manner, directly or indirectly, alone or in concert with others, (a) acquire, offer or propose to acquire or cause to be acquired by purchase or otherwise, any securities of the Company or any direct or indirect rights to acquire any securities of the Company or of any successor to or person in control of the Company (collectively, "Securities"), with or without the payment of money; (b) otherwise seek to influence, disrupt or control, in any manner whatsoever, the Company's board of directors, business, management or policies or affairs, or remove any member of the Company's board of directors; (c) solicit proxies or become a "participant" in a "solicitation",

Michael Klein

LFP, Inc.

as such terms are defined in Regulation 14A promulgated under the Exchange Act, with respect to any matter or communication with or seek to advise or influence any person with respect to the voting of any Securities; (d) form, join or participate in a partnership, limited partnership, syndicate or other group or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of any Securities within the meaning of Section 13(d)(3) of the Exchange Act; (e) initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals, or induce any other person to initiate any stockholder proposal pertaining to the Company; (f) solicit, negotiate with or provide any information to any other person or make any statement or proposal, whether written or oral, to the Company's board of directors or any director or officer thereof with respect to any form of business combination transaction involving the Company, including, without limitation, a merger, exchange offer, liquidation of the Company or any other acquisition of the Company, any acquisition of Securities or all or any portion of the Company's assets; (g) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger; (h) finance, participate in any financing or assist any person in arranging any financing with respect to any of the foregoing; or (i) enter into any discussions, negotiations, arrangements or understanding with any person, instigate or encourage any person or make any public announcement with respect to any of the foregoing. You also agree during such period not to request the Company (or its Representatives) to amend or waive any provision of this paragraph. For the avoidance of doubt, the obligations and restrictions set forth in this paragraph shall not apply during any period that the Company and you are party to a final definitive agreement regarding a Transaction.

You hereby acknowledge that you are aware, and further agree that you will advise your Representatives who are informed as to the matters which are the subject of this agreement, that Federal and State securities laws limit the circumstances in which any person who has material, non-public information about a company listed on the Nasdaq Stock Market from purchasing or selling securities of such a company and prohibit any such person from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Nothing in this Agreement shall be deemed to prevent your Representatives that operate businesses within the financial services industry from engaging, in the ordinary course of business, in brokerage, asset management, trust, underwriting, market making and other similar ordinary course financial services business activities involving securities of the Company, so long as (i) those Representatives comply with the other provisions of this Agreement, (ii) those Representatives have established a “Chinese Wall” between individuals working on a possible transaction between the parties and the individuals involved in the execution and performance of such ordinary course financial services business activities, (iii) the individuals involved in the execution and performance of such activities have neither received nor had access to any Evaluation Material and (iv) all such activities are only in the ordinary course and only in accordance with such “Chinese Wall” policies and procedures and applicable law.

You undertake and guarantee that you and your Representative shall inform the Company immediately and in writing of any actual or suspected breach of the obligations imposed under this agreement as you may be aware of and provide all possible assistance in order to minimize the effects of such breach.

This agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado, without giving effect to applicable principles of conflicts of law or choice of law thereof or of any other jurisdiction to the extent that such principles would require or permit the application of the laws of another jurisdiction. Each of the parties hereto irrevocably agrees that any action, suit or other legal proceeding with respect to this agreement or for recognition and enforcement of any judgment in respect hereof brought by any

Michael Klein

LFP, Inc.

other party hereto or its successors or permitted assigns shall be brought and determined in any federal court located in the State of Colorado and sitting within the County of Denver, and each of the parties hereto irrevocably submits with regard to any such action, suit or other proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action, suit or other legal proceeding with respect to this letter agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment before judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) such action, suit or other legal proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such action, suit or other legal proceeding is improper or (iii) this agreement, or the subject matter hereof, may not be enforced in or by such court.

In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party or its Representatives has breached this agreement, the breaching party shall reimburse the non-breaching party for its reasonable legal costs and expenses (including, without limitation, reasonable legal fees and expenses) incurred in connection with all such litigation, including any appeal therefrom.

The terms of this agreement shall control over any additional purported confidentiality requirements imposed by any offering memorandum, web-based database or similar repository of Evaluation Material to which you or any of your Representatives is granted access in connection with this agreement, notwithstanding acceptance of such an offering memorandum or submission of an electronic signature, “clicking” on an “I Agree” icon or other indication of assent to such additional confidentiality conditions, it being understood and agreed that the confidentiality obligations with respect to the Evaluation Materials are exclusively governed by this agreement and may not be modified except by an agreement executed by the parties hereto in traditional written format.

This agreement constitutes the entire agreement between the parties hereto solely regarding the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and representations, whether oral or written, of the parties in connection herewith. No amendments, changes or modifications may be made to this agreement without the express written consent of each of the parties hereto. If any term or provision of this agreement is adjudged by any court or tribunal of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms and provisions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such adjudication. This agreement will inure to the benefit of and be enforceable by you and the Company and your and the Company’s respective successors and permitted assigns.  This agreement may not be assigned by either party without the prior written consent of the other party. No failure or delay by the Company in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder.  This agreement may be executed in counterparts (including by facsimile or electronic mail in portable document format), each of which shall be deemed to be an original, but both of which shall constitute the same agreement.

Your obligations under this agreement shall remain in effect for a period of two years from the date hereof, except as otherwise stated herein and provided that such expiration shall not affect any rights arising out of a breach of this agreement prior to the date of expiration.

Michael Klein

LFP, Inc.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this agreement shall become a binding agreement between you and the Company.

Very truly yours,

NEW FRONTIER MEDIA, INC.

By:  /s/Alan L. Isaacman

Name:  Alan L. Isaacman

Title:  Chairman, Special Committee

Accepted and agreed to as of the date
first written above:

FLYNT MANAGEMENT GROUP, LLC

By:	/s/Michael H. Klein
Name:	Michael H. Klein
Title:	President